Exhibit 10.2

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND WAIVER

This Amendment No. 1 to Credit Agreement and Waiver (this “Agreement”) dated as of January 24, 2006 is made by and among MUELLER GROUP, LLC, a Delaware limited liability company (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto, and each of the Guarantors (as defined in the Credit Agreement) signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of October 3, 2005 (as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; the capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a term loan facility and a revolving credit facility, including a letter of credit facility and a swing line facility; and

WHEREAS, each of the Guarantors has entered into a Guaranty or Parent Guaranty pursuant to which it has guaranteed certain or all of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has informed the Administrative Agent and the Lenders that   New Holdco intends to effect an initial public offering of Equity Interests (the “IPO”) and, in connection therewith, both Mueller Water Products, LLC and Mueller Water Products Co-Issuer, Inc. will merge with and into New Holdco and New Holdco will change its name to Mueller Water Products, Inc. (the “Holdco Merger”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms of the Credit Agreement, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Agreement; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders provide limited waivers of certain provisions of the Credit Agreement described below, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)           The definition of “Excess Cash Flow in Section 1.01 is hereby amended by:

(i)            deleting subpart (b)(ix) of such definition and inserting “(ix) Restricted Payments of the type described in clause (e) of Section 8.06 and Restricted Payments of the type described in clause (f) of Section 8.06, in each case to the extent made during such period plus” in lieu thereof; and

(ii)           deleting the proviso following clause (b) of such definition;

(b)           Without limiting the generality of Section 1.02(a)(ii) of the Credit Agreement, after the effectiveness of the Holdco Merger all references in the Credit Agreement and the other Loan Documents to either New Holdco or to Mueller Water Products shall be deemed to refer to Mueller Water Products, Inc., the surviving entity of the Holdco Merger;

(c)           Section 1.03(a) is hereby amended by deleting the second sentence thereof in its entirety;

(d)           Section 1.03(c) is hereby amended by deleting the reference to “December 31, 2006” in the last sentence and inserting a reference to “September 30, 2006” in lieu thereof;

(e)           Section 2.06(d)(iv) is hereby amended so that, as amended, it shall read in its entirety as follows:

“(iv)        Within ten Business Days after financial statements for each fiscal year of the Borrower ending on or after September 30, 2006 have been delivered pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered pursuant to Section 7.02(b), the Borrower shall make a prepayment of the Outstanding Amount of the Term Loan in an amount equal to 50% of Excess Cash Flow for the fiscal year covered by such financial statements; provided that such prepayment shall only be required to the extent the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment, would result in a Consolidated Senior Secured Leverage Ratio of greater than or equal to 1.50 to 1.00 on a pro forma basis as of the date of such prepayment.

(f)            Section 7.01(a) is hereby amended by deleting therefrom the parenthetical phrase “(subject to Section 1.03(a) with respect to the fiscal year ending December 31, 2005)”;

(g)           Section 7.02(e) is hereby amended by replacing “60 days” therein with the following phrase: “(x) in the case of the fiscal year of the Borrower commencing October 1, 2005, March 15, 2006, and (y) in the case of each other fiscal year of the Borrower, 75 days”;

(h)           Section 7.15 is hereby amended by deleting the phrase “on the Closing Date” in the fourth line and substituting in lieu thereof the phrase “outstanding at any time (such amount as of any date being equal to the amount of Consolidated Funded Indebtedness reflected on the most recent financial statements delivered pursuant to Sections 7.01(a) or (b))”;

(i)            Upon the later to occur of the effectiveness of this Agreement and the consummation of the IPO, and without further action, Section 8.06(f)  shall be and be deemed amended so that, as amended, it shall read as follows:

                “(f)          the Borrower shall be permitted to make Restricted Payments in the form of cash dividends to New Holdco for further distribution to the shareholders of New Holdco in an aggregate amount in any fiscal year not to exceed $8,500,000; provided that, any amount of cash dividends permitted to be paid by this clause (f) but not paid in respect of any fiscal year commencing on or after October 1, 2005, may be carried forward and paid in any subsequent fiscal year.”; and

(j)            Section 8.12(d) is hereby amended by deleting therefrom the parenthetical phrase “(calculated for the entire fiscal year ending December 31, 2005, including the period prior to the Closing Date) “ and substituting in lieu thereof the phrase “(commencing with the fiscal year beginning October 1, 2005)”.

2.             Waivers.  Subject to the terms and conditions set forth herein:

(a)           The parties hereto agree that the Borrower shall not be required to change its fiscal year end to December 31 as required by Section 1.03(a) prior to the effectiveness of this Amendment, and hereby waive any Default arising from the Borrower’s failure to so comply with such provisions of Section 1.03(a);

(b)           The parties hereto hereby waive the Default arising from the Borrower’s failure to deliver its consolidated business plan and related documents within the time period required by Section 7.02(e) as in effect prior to the effectiveness of this Amendment; and

(c)           The parties hereto hereby waive any further or other advance notice of the Holdco Merger or the change of the name of Mueller Holding Company, Inc. to Mueller Water Products, Inc. in connection with the Holdco Merger provided for in Section 3.03 or in any of the Security Instruments; provided, however, that this waiver shall not limit in any way any other obligation of any Loan Party or any right of the Administrative Agent or any Lender provided for in the Loan Documents pertaining to the Holdco Merger or such name change.

3.             Effectiveness; Conditions Precedent.  The effectiveness of this Agreement, the amendments to the Credit Agreement provided in Paragraph 1 hereof and the waivers provided in Paragraph 2 hereof are all subject to the satisfaction of each the following conditions precedent:

(a)           The Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(i)            counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, each Guarantor and the Required Lenders, which counterparts may be delivered by telefacsimile or other electronic means, but such delivery will be promptly followed by the delivery of four (4) original signature pages by each Person party hereto unless waived by the Administrative Agent; and

(ii)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)           All fees and expenses payable to the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent) shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

4.             Consent of the Guarantors.  Each Guarantor hereby consents, acknowledges and agrees to the amendments, the waiver and other matters set forth herein and hereby confirms and ratifies in all respects the Guaranty to which such Guarantor is a party  (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendments, waivers and consents contemplated hereby) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

5.             Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

                (a)           The representations and warranties made by the Borrower in Article VI of the Credit Agreement and in each of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)           The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(c)           This Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties; and

                (d)           After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

6.             Entire Agreement.  This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

7.             Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

9.             Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Sections 11.14 and 11.15 of the Credit Agreement.

10.           Enforceability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11.           References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

12.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 11.06 of the Credit Agreement.

[Signature pages omitted.]